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                         August 16, 1994





The Timken Company
1835 Dueber Ave., S.W.
Canton, OH  44706

     Re:  Voluntary Investment Pension Plan for
          Hourly Employees of The Timken Company


Gentlemen and Mesdames:

     We have acted as legal counsel for The Timken Company, an Ohio corporation (the "Company"), in connection with the preparation and adoption by the Company of the Voluntary Investment Pension Plan for Hourly Employees of The Timken Company (the "Plan"). The Plan provides for the issuance of shares of the Company's common stock, without par value (the "Common Stock"), and of participation interests (the "Participation Interests") offered to eligible employees of the Company. The Company recently authorized the issuance of an additional 100,000 shares of Common Stock pursuant to the Plan with respect to which a Form S-8 Registration Statement is being filed with the Securities and Exchange Commission. We note that we have not been engaged to assist in the preparation of the Form S-8 Registration Statement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public authorities, and other documents and instruments, and have made such other factual inquiries, as we have deemed necessary or appropriate in connection with this opinion.

     On the basis of the foregoing, we are of the opinion that:


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     1.   The said 100,000 shares of Common Stock issu-
          able pursuant to the Plan (the "Shares") are duly authorized.

     2. When the Shares have been issued and delivered against payment therefor in accordance with the terms of the Plan, such Shares will be duly authorized, validly issued, fully paid, and nonassessable, assuming that such Shares remain duly authorized on the date of such issuance and delivery and assuming that no change occurs in the applicable law or perti-nent facts between the date hereof and the date of such issuance and delivery.

     3. When contributions are made to the Plan and are allocated in accordance with the terms of the Plan, the resulting Participation Inter-ests will have been validly created, fully paid, and nonassessable, assuming that as of the date(s) of such contributions and alloca-tions the applicable terms of the Plan remain in substantially the same form as at the date hereof, and further assuming that no other change occurs in the pertinent facts or the applicable law between the date hereof and the date(s) of such contributions and allocations.

     We express no opinion as to whether the issuance of the Participation Interests and the Shares will be in accordance with applicable federal and state securities laws and regulations thereunder.

     We hereby consent to your use of this opinion as an exhibit to the said Form S-8 Registration Statement and your reference to this opinion in any of the materials constituting the Section 10(a) prospectus thereof, as any of the same may be amended, updated, and/or supplemented from time to time.

                              Very truly yours,




                              DAY, KETTERER, RALEY, WRIGHT & RYBOLT